Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS Q2 2024 RESULTS

Office of the CEO Kickstarts Liquidity and Transformation Initiatives

New Credit Agreement Bolsters Working Capital Needs

Newport Beach, CA – August 8, 2024 – American Vanguard Corporation (NYSE: AVD) today announced financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Financial Highlights – versus Second Quarter 2023:

•	Net sales of $128.2 million v. $132.8 million

•	Adjusted EBITDA[1] of $6.2 million v. $10.7 million

•	Earnings per share of $(0.42) v. $(0.04)

First Half of 2024 Financial Highlights – versus First Half of 2023:

•	Net sales of $263.4 million v. $257.7 million

•	Adjusted EBITDA of $21.7 million v. $22.2 million

•	Earnings per diluted share of $(0.36) v. $0.03

“In the face of adverse market conditions, quarterly net sales were slightly below, and first half net sales were slightly above, those of the comparable periods last year. We did record double-digit increases in net sales of our domestic non-crop business and Green Solutions products, driven by strong demand in Central America. However, our profitability was reduced largely due to non-recurring charges, including severance compensation for the former CEO and other one-time costs including various expenses in support of our business transformation activity. That said, the company does not find these results to be acceptable and is focused on changing direction with urgency,” stated Timothy Donnelly, Acting CEO of American Vanguard.

Mr. Donnelly continued, “We have taken immediate steps to enhance liquidity and improve our cost structure. On August 8, 2024, the company entered into an amended credit facility with our senior lenders to relax our EBITDA-based covenant through Q3 of 2025, while significantly upsizing the amount of non-recurring charges that we can exclude from our adjusted EBITDA calculation. These measures will improve our borrowing capacity in light of trailing four-quarter performance. The amended agreement includes an increase in interest rates at the highest leverage ratios and adds a requirement for lender consent in connection with share repurchases, dividends and acquisitions. We thank the lender group for moving quickly and for their continued support.”

[1]

Adjusted earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from adjusted EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define adjusted EBITDA differently.

Mr. Donnelly continued, “In addition, after a detailed review, we have recently trimmed our workforce by about 4% and set in motion multiple initiatives to maximize cash while managing inventory downward, including selling out select non-strategic inventory positions to generate cash, building to demand and controlling the accounts receivable/accounts payable cycle. Further, we have redoubled our effort to reduce controllable expenses over the second half, including selling expenses, travel and entertainment and use of contractors.”

Mr. Donnelly added, “With respect to recent developments affecting our product, Dacthal, as reported widely by the press earlier in the week, the EPA has issued an emergency suspension of that product which prevents its sale, distribution and use. As you may recall, we had voluntarily suspended sales of Dacthal last April and submitted a mitigated label in an effort to meet the agency’s concerns. In light of our cessation of sales at that time, we removed Dacthal sales from our 2024 forecast assumptions. We are, of course, working in good faith with both EPA and our customers to ensure compliance with the suspension order and will have more to report on this in the near term.”

Mark Basset, board member on special assignment with the Company’s Office of the CEO, stated, “We’ve done a lot of hard work laying the foundation for a successful business transformation that touches every aspect of the company from a new organizational design, to new commercial strategies, to more cost effective operations. Now is the time to begin to implement those plans with sense of urgency and purpose.”

Dr. Basset continued, “Accordingly, in the interest of allocating capital prudently, we are seeking a partner within the precision application space to take over the broader commercialization and funding of SIMPAS. In addition, working with our consultant Kearney, we are pursuing multiple paths toward improving operating leverage, including material procurement, manufacturing efficiency, SKU rationalization, customer and pricing strategies and structural reorganization, which, we believe, will meaningfully improve our cost structure, in an effort to push our adjusted EBITDA margins to 15% on a fully-realized basis in 2026.”

Mr. Donnelly concluded, “In light of the current state of the market and forecasted demand, which we expect to be stable, we are lowering our full year 2024 targets to adjusted EBITDA of $40 - $50 million (compared to our previous estimate of $60 - $70 million) and net sales to be down 2%-to-flat (compared to our previous estimate of sales up 6% to 9%) or $565 million to $580 million. On a related note, we continue to make progress in our effort to hire a CEO. However, during the pendency of the search, the Office of the CEO has a mandate to improve liquidity and change the company for the better and to do so with a sense of urgency. Please join us on our earnings call for more details.”

Conference Call

Timothy Donnelly, Acting CEO, Mark Bassett, Board Member and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results and strategic themes at 4:30 pm ET / 1:30 pm PT on Thursday, August 8, 2024. Interested parties may participate in the call by dialing 201-493-6744. Please call in 10 minutes before the scheduled start time and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has expanded its operations into 21 countries and now has over 1,000 product registrations in 56 nations worldwide. Its strategy rests on three growth initiatives – i) Core Business (through innovation of conventional products) and ii) Green Solutions (with over 120 biorational products – including fertilizers, microbials, nutritionals and non-conventional products). American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative:
American Vanguard Corporation	The Equity Group Inc.
Anthony Young, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
anthonyy@amvac-chemical.com	Lcati@equityny.com

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$17,949	$11,416
Receivables:
Trade, net of allowance for credit losses of $7,982 and $7,107, respectively	192,081	182,613
Other	6,287	8,356

Total receivables, net	198,368	190,969
Inventories	244,935	219,551
Prepaid expenses	9,146	6,261
Income taxes receivable	7,183	3,824

Total current assets	477,581	432,021
Property, plant and equipment, net	74,652	74,560
Operating lease right-of-use assets, net	22,635	22,417
Intangible assets, net of amortization	166,958	172,508
Goodwill	48,878	51,199
Deferred income tax assets	3,367	2,849
Other assets	13,384	11,994

Total assets	$807,455	$767,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$93,912	$68,833
Customer prepayments	12,090	65,560
Accrued program costs	86,094	68,076
Accrued expenses and other payables	14,444	16,354
Operating lease liabilities, current	6,612	6,081
Income taxes payable	1,776	5,591

Total current liabilities	214,928	230,495
Long-term debt	211,254	138,900
Operating lease liabilities, long term	16,735	17,113
Deferred income tax liabilities	8,670	7,892
Other liabilities	2,643	3,138

Total liabilities	454,230	397,538

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $0.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $0.10 par value per share; authorized 40,000,000 shares; issued 34,655,429 shares at June 30, 2024 and 34,676,787 shares at December 31, 2023	3,465	3,467
Additional paid-in capital	113,165	110,810
Accumulated other comprehensive loss	(13,256)	(5,963)
Retained earnings	321,052	332,897
Less treasury stock at cost, 5,915,182 shares at June 30, 2024 and December 31, 2023	(71,201)	(71,201)

Total stockholders’ equity	353,225	370,010

Total liabilities and stockholders’ equity	$807,455	$767,548

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$128,209	$132,790	$263,352	$257,674
Cost of sales	(90,446)	(89,881)	(183,171)	(176,230)

Gross profit	37,763	42,909	80,181	81,444
Operating expenses
Selling, general and administrative	(31,051)	(29,742)	(60,520)	(56,140)
Research, product development and regulatory	(8,599)	(9,413)	(14,305)	(18,283)
Transformation	(7,345)	—	(8,497)	—

Operating (loss) income	(9,232)	3,754	(3,141)	7,021
Change in fair value of equity investment	(125)	(55)	513	(77)
Interest expense, net	(3,917)	(3,211)	(7,610)	(4,898)

(Loss) income before provision for income taxes	(13,274)	488	(10,238)	2,046
Income tax benefit (expense)	1,553	(1,541)	69	(1,181)

Net (loss) income	$(11,721)	$(1,053)	$(10,169)	$865

Net (loss) income per common share—basic	$(0.42)	$(0.04)	$(0.36)	$0.03

Net (loss) income per common share—assuming dilution	$(0.42)	$(0.04)	$(0.36)	$0.03

Weighted average shares outstanding—basic	28,024	28,428	27,934	28,397
Weighted average shares outstanding—assuming dilution	28,024	28,428	27,934	28,985

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

ANALYSIS OF SALES

(In thousands)

(Unaudited)

	For the three months ended June 30,
	2024	2023	Change	% Change
Net sales:
U.S. crop	$52,289	$56,212	$(3,923)	-7%
U.S. non-crop	19,011	16,878	2,133	13%

U.S. total	71,300	73,090	(1,790)	-2%
International	56,909	59,700	(2,791)	-5%

Total net sales	$128,209	$132,790	$(4,581)	-3%
Total cost of sales	$(90,446)	$(89,881)	$(565)	1%

Total gross profit	$37,763	$42,909	$(5,146)	-12%

Gross margin	29%	32%

	For the six months ended June 30,
	2024	2023	Change	% Change
Net sales:
U.S. crop	$119,542	$118,105	$1,437	1%
U.S. non-crop	36,787	30,759	6,028	20%

U.S. total	156,329	148,864	7,465	5%
International	107,023	108,810	(1,787)	-2%

Total net sales	$263,352	$257,674	$5,678	2%
Total cost of sales	$(183,171)	$(176,230)	$(6,941)	4%

Total gross profit	$80,181	$81,444	$(1,263)	-2%

Gross margin	30%	32%

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(10,169)	$865
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation of property, plant and equipment	4,365	4,322
Amortization of intangibles assets	6,539	6,707
Amortization of other long-term assets	194	1,117
Provision for bad debts	883	902
Stock-based compensation	2,752	2,541
Change in deferred income taxes	(276)	(1,015)
Changes in liabilities for uncertain tax positions or unrecognized tax benefits	71	419
Change in equity investment fair value	(513)	77
Other	213	117
Foreign currency transaction gains	(127)	(382)
Changes in assets and liabilities associated with operations:
Decrease (increase) in net receivables	(11,962)	6,092
Increase in inventories	(27,770)	(50,900)
Increase in prepaid expenses and other assets	(3,730)	(1,749)
Change in income tax receivable/payable, net	(7,129)	(3,510)
Increase (decrease) in net operating lease liability	(66)	132
Increase in accounts payable	27,197	9,105
Decrease in customer prepayments	(53,468)	(83,225)
Increase in accrued program costs	18,209	19,607
Decrease in other payables and accrued expenses	(1,665)	(7,824)

Net cash used in operating activities	(56,452)	(96,602)

Cash flows from investing activities:
Capital expenditures	(4,944)	(6,498)
Proceeds from disposal of property, plant and equipment	75	44
Intangible assets	(1,529)	(718)

Net cash used in investing activities	(6,398)	(7,172)

Cash flows from financing activities:
Payments under line of credit agreement	(64,005)	(54,050)
Borrowings under line of credit agreement	136,359	162,500
Net receipt from the issuance of common stock under ESPP	430	480
Net receipt from the exercise of stock options	—	32
Net payment for tax withholding on stock-based compensation awards	(829)	(1,948)
Repurchase of common stock	—	(7,226)
Payment of cash dividends	(1,670)	(1,702)

Net cash provided by financing activities	70,285	98,086

Net increase (decrease) in cash and cash equivalents	7,435	(5,688)
Effect of exchange rate changes on cash and cash equivalents	(902)	(8)
Cash and cash equivalents at beginning of period	11,416	20,328

Cash and cash equivalents at end of period	$17,949	$14,632

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net (loss) income	$(11,721)	$(1,053)	$(10,169)	$865
Income tax (benefit) expense	(1,553)	1,541	(69)	1,181
Interest expense, net	3,917	3,211	7,610	4,898
Depreciation and amortization	5,463	5,889	11,093	12,146
Stock compensation	748	1,067	2,752	2,541
Transformation costs & legal reserves	9,310	—	10,462	—
Proxy contest activities	—	—	—	541

Adjusted EBITDA[2]	$6,164	$10,655	$21,679	$22,172

[2]

Adjusted earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from adjusted EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define adjusted EBITDA differently.